Exhibit 99.2

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

dated as of October 11, 2013

among

21VIANET GROUP, INC.,

ESTA INVESTMENTS PTE LTD

and

CERTAIN OTHER PARTIES NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1
Definitions

Section 1.01. Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	3

ARTICLE 2
Corporate Governance

Section 2.01. Investor Nominee Director	4
Section 2.02. Board and Committee Members	4
Section 2.03. Performance Of Company Obligations	4

ARTICLE 3
Investor Rights

Section 3.01. Additional Rights	5

ARTICLE 4
Certain Covenants and Agreements

Section 4.01. Public Announcements.	5
Section 4.02. Additional Founder Parties	6
Section 4.03. Conflicting Agreements	6
Section 4.04. Business Opportunity	6
Section 4.05. Indemnification	6

ARTICLE 5
Miscellaneous

Section 5.01. Binding Effect; Assignability; Benefit	7
Section 5.02. Notices	7
Section 5.01. Severability	8
Section 5.02. Complete Agreement	9
Section 5.03. Counterparts	9
Section 5.04. Descriptive Headings	9
Section 5.05. Amendment; Termination	9
Section 5.06. Governing Law	9
Section 5.07. Arbitration	9
Section 5.08. Expenses	10
Section 5.09. Further Assurances	10

Exhibits

Exhibit A        -         Form of Joinder Agreement

ii

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of October 11, 2013 (this “Agreement”), among (i) 21 Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), (ii) Sheng Chen (“SC”), (iii) Jun Zhang (“JZ” and together with SC, the “Founders”) (iv) Personal Group Limited, a British Virgin Islands company, Fast Horse Technology Limited, a British Virgin Islands company, Beacon Capital Group Inc., a British Virgin Islands company, Sunrise Corporate Holding Ltd., a British Virgin Islands company and Moomins Inc., a British Virgin Islands company (collectively, the “Founder Affiliates” and together with the Founders, the “Founder Parties”) and (v) Esta Investments Pte Ltd, a company incorporated under the laws of Singapore (the “Investor”).

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, dated as of September 30, 2013 (the “Purchase Agreement”), between the Company, the Investor and certain other parties thereto, the Investor will be acquiring Company Securities;

WHEREAS, the Founder Parties own Company Securities; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Arbitration Board” has the meaning assigned to such term in Section 5.07(a).

“Board” means the board of directors of the Company.

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in New York, New York, the Cayman Islands, the People’s Republic of China or Singapore.

“Closing” means the consummation of the transactions contemplated by the Purchase Agreement.

“Closing Date” means the date of the Closing.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (i) Ordinary Shares and (ii) securities convertible into or exchangeable for Ordinary Shares and (iii) any options, warrants or other rights to acquire Ordinary Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Founder Affiliated Transferee” means any Affiliate of a Founder Party to which any Founder Party transfers any of its Company Securities.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“HKIAC” has the meaning assigned to such term in Section 5.07.

“Independent Director” means a director that satisfies the standards of an independent director under the rules and regulations of the NASDAQ and under the Exchange Act.

 “Investor” has the meaning assigned to such term in the preamble.

“Investor Nominee” has the meaning assigned to such term in Section 2.01(a).

“Memorandum and Articles of Association” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

“NASDAQ” means the NASDAQ Global Market.

“Ordinary Shares” means the ordinary shares, par value $0.00001 per share, of the Company, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

“Purchase Agreement” has the meaning assigned to such term in the recitals.

“Replacement Nominee” has the meaning assigned to such term in Section 2.01(b).

“Rules” has the meaning assigned to such term in Section 5.07.

“Sale Shares” has the meaning assigned to such term in the Purchase Agreement.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“U.S.” means the United States of America.

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “dollars” or “$” shall refer to U.S. dollars. The term “Founder Parties” shall also mean, if any Founder Party shall have transferred any of its Company Securities to any Founder Affiliated Transferee, such Person(s).  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Corporate Governance

Section 2.01.  Investor Nominee Director. (a) Promptly, but in no event later than ten (10) Business Days, after written notice from the Investor, the Company shall cause the Board to convene a meeting of the Board pursuant to the Memorandum and Articles of Association and the Company shall cause the Board to appoint a nominee designated in writing by the Investor as a director of the Company (such nominee, or such other individual who may be designated by the Investor from time to time in accordance with this Agreement, the “Investor Nominee”); provided that the Investor Nominee shall be subject to the Company’s consent (not to be unreasonably withheld or delayed). If required by Applicable Law or the Memorandum and Articles of Association, the Company shall take all other actions as necessary or appropriate to appoint the Investor Nominee to the Board.

(b)      In the event of the death, disability, retirement, removal or resignation of the Investor Nominee, the Investor shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve on the Board, and the Company shall cause the Board to appoint the Replacement Nominee to the Board (who shall, following such appointment, be the Investor Nominee) pursuant to the procedure set forth in Section 2.01(a). If required by Applicable Law or the Memorandum and Articles of Association, the Company shall take all other actions as necessary or appropriate to appoint the Replacement Nominee to the Board.

Section 2.02.  Board and Committee Members. The parties hereto agree that at all times for so long as the Company has any securities (including any American Depositary Shares) listed on the NASDAQ, the majority of the Board shall be comprised of Independent Directors, and the Company shall take all actions, or refrain from taking any action, as necessary or appropriate to ensure the Board is so comprised.  In the event the Company is not in compliance with the foregoing due to an unforeseen event or circumstance not within the Company’s reasonable control, the Company shall take all actions necessary or appropriate to rectify such non-compliance as promptly as possible.

Section 2.03.  Performance Of Company Obligations.  The Founder Parties shall take all actions, or refrain from taking any action, as necessary or appropriate to cause the Company to perform and comply with its obligations under this Article 2.

ARTICLE 3
Investor Rights

Section 3.01.  Additional Rights.

(a)      If at, or on or prior to the date that is ninety (90) days following, the Closing Date:

(i)      the Company enters into any agreement, undertaking or understanding with, or grants any right or benefit to, any Person in connection with such Person’s investment in the Company or acquisition or purchase of any Company Securities or otherwise that has the effect of establishing any investor or shareholder right or benefit to such Person that is more favourable than the rights and benefits of the Investor under this Agreement, the Company shall also, with no further action required by the Investor and no obligation imposed on the Investor, grant identical rights, mutatis mutandis, to the Investor; and

(ii)      the Company sells or agrees to sell any Ordinary Shares, or securities convertible into Ordinary Shares, at a per share price that is effectively less than the per share purchase price paid by the Investor under the Purchase Agreement, then (i) the Company shall promptly notify the Investor and (ii) the Company shall issue to the Investor such additional Ordinary Shares as are necessary to reduce the Investor’s effective per share purchase price to be equal to such lower price.

(b)      The provisions of Section 3.01(a)(ii) shall not apply to Ordinary Shares or securities convertible into Ordinary Shares issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to option plans, purchase plans or other employee share incentive programs or arrangements duly approved by the Board.

ARTICLE 4
Certain Covenants and Agreements

Section 4.01. Public Announcements. Each party hereto agrees to consult with the other parties hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the rights and obligations provided hereunder and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other party; provided that a party may without the prior written consent of the other parties issue any such press release or public statement or disclosure if such party has used reasonable efforts to consult with the other parties and to obtain the consent of such other parties but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange, provided that such party has also notified the other parties in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 4.02.  Additional Founder Parties.  Each Founder Party agrees to cause any Founder Affiliated Transferee or any other Affiliate of a Founder Party that acquires Company Securities on or after the date of this Agreement (that are not a party hereto) to execute a written instrument or agreement assuming the obligations of a Founder Party herein.

Section 4.03.  Conflicting Agreements.  The Company agrees that it shall not (i) enter into any agreement or arrangement with any Person with respect to any Company Securities that conflict with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investor under this Agreement or (ii) act, for any reason, as a member of a group or in concert with any other Person in connection with the voting of its Company Securities in any manner that conflicts with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investor under this Agreement.

Section 4.04.  Business Opportunity. To the fullest extent permitted by Applicable Law and the Memorandum and Articles of Association, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Investor or the Investor Nominee (in the case of the Investor Nominee, subject to any fiduciary duties of the Investor Nominee).  The Investor and the Investor Nominee shall not have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries, (iii) doing business with any client or customer of the Company or any of its Subsidiaries or (iv) employing or otherwise engaging a former officer or employee of the Company or any of its Subsidiaries. The Company hereby acknowledges and agrees that the Investor Nominee may share and disclose any information that he or she receives as a director of the Board to the Investor, and that any such sharing or disclosure shall not be, or be construed to be, a breach of any duty of confidentiality or fiduciary obligations of the Investor Nominee.

Section 4.05.  Indemnification.  The Company shall indemnify, and hold harmless, the Investor Nominee from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred by the Investor Nominee, arising out of any actual or threatened action, cause of action, suit, proceeding or claim arising directly or indirectly out of the Investor Nominee’s status as a director of the Board or any Committee; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution which is permissible under Applicable Law.  The rights of the Investor Nominee hereunder will be in addition to any other rights the Investor Nominee may have under any other agreement or insurance policy to which the Investor Nominee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Memorandum and Articles of Association, and shall extend to the Investor Nominee’s successors and assigns.  The Investor Nominee shall be a third party beneficiary of the rights conferred to the Investor Nominee in this Section 4.05.

ARTICLE 5
Miscellaneous

Section 5.01.  Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b)      Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties hereto; provided that the Investor may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to the Company, the Founder Parties and the Investor a Joinder Agreement in the form of Exhibit A hereto, which Person shall thenceforth be, mutatis mutandis, an “Investor”.

(c)      Except as set forth in or contemplated by Section 4.05, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.02.  Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile or email transmission is requested and received) and shall be given:

if to the Company, to:

21Vianet Group, Inc.
M5, 1 Jiuxianqiao East Road
Chaoyang District
Beijing 100016
The People’s Republic of China
Attention: Office of the Chief Financial Officer
Facsimile: (86 10) 8456 2121
Email: shang.hsiao@21vianet.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen's Road Central
 Hong Kong
Attention: Z. Julie Gao
Fascimile: +852.3910.4850
Email: julie.gao@skadden.com

if to any Founder Party, to:

c/f M5, 1 Jiuxianqiao East Road,
Chaoyang District
Beijing 100016
The People’s Republic of China
Attention: Office of the Chief Financial Officer
Facsimile: (86 10) 8456 2121
Email: shang.hsiao@21vianet.com

if to the Investor, to

Esta Investments Pte Ltd
60B Orchard Road, #06-18 Tower 2
The Atrium@Orchard
Singapore  238891
Attention: Eugene Huang
Email: eugenehuang@temasek.com.sg

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Central
Hong Kong
Attention: Miranda So
Facsimile: +852 2533 1773
Email: miranda.so@davispolk.com

or such other address or facsimile number as the parties may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.03.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.04.  Complete Agreement.  This Agreement and the Purchase Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 5.05.  Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 5.06.  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.07.  Amendment; Termination.  (a) The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)      In the event that, any time after the date hereof, the Investor, together with its Affiliates, ceases to directly or indirectly own at least 50% of the Sale Shares, this Agreement shall terminate and be of no further force and effect; provided that the provisions of Sections 4.01, 4.04 and 4.05 and this Article 5 shall survive any termination of this Agreement.

Section 5.08.  Governing Law.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state.

Section 5.09.  Arbitration.  Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”), which Rules are deemed to be incorporated by reference into this Section 5.09. For the purposes of such arbitration:

(a)      the number of arbitrators shall be three (the “Arbitration Board”). The Company and the Investor shall each select one arbitrator.  All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration.  The two arbitrators so appointed shall jointly agree on a third arbitrator, who shall be the chairman of the Arbitration Board. If the said two arbitrators are unable to agree upon the appointment of a third arbitrator within thirty (30) days after the parties have appointed their respective arbitrators, then such third arbitrator shall be appointed by the HKIAC;

(b)      the seat of the arbitration shall be in Hong Kong and the language to be used shall be English; and

(c)      the Arbitration Board shall decide any such dispute in accordance with the governing law specified in Section 5.08.

The parties hereto shall be entitled to specific performance from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce any tribunal award pursuant to any arbitration proceeding hereunder.

Section 5.10.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 5.11.  Further Assurances.  From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ESTA INVESTMENTS PTE LTD

By:	/s/ Rohit Sipahimalani
	Name:	Rohit Sipahimalani
	Title:	Authorised Signatory

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Chairman and Chief Execution Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

/s/ Sheng Chen
SHENG CHEN

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

/s/ Jun Zhang
JUN ZHANG

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PERSONAL GROUP LIMITED

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FAST HORSE TECHNOLOGY LIMITED

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BEACON CAPITAL GROUP INC.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SUNRISE CORPORATE HOLDING LTD.

By:	/s/ Sheng Chen
	Name:	Sheng Chen
	Title:	Director

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MOOMINS, INC.

By:	/s/ Jun Zhang
	Name:	Jun Zhang
	Title:	Director

[Signature Page to Investor Rights Agreement]

EXHIBIT A

FORM OF JOINDER TO INVESTOR RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Rights Agreement dated as of October 11, 2013 (as amended, restated or otherwise modified from time to time, the “Investor Rights Agreement”) among 21Vianet Group, Inc., Sheng Chen, Jun Zhang, Personal Group Limited, Fast Horse Technology Limited, Beacon Capital Group Inc., Sunrise Corporate Holding Ltd., Moomins Inc. and Esta Investments Pte Ltd.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Investor Rights Agreement as of the date hereof and shall have all of the rights and obligations of the Investor thereunder as if it had executed the Investor Rights Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________ ____, _________

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address, fax number and email for notices:

Accepted and Agreed:

ESTA INVESTMENTS PTE LTD

By:
Name:
Title:

21 VIANET GROUP, INC.

By:
Name:
Title: